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                                                                 EXHIBIT 10.6.16

July 2, 2002

Mr. Mark Hood
67 Wellesley Drive
New Canaan, CT  06840

Dear Mark:

Based on your experience, background presented and the belief that we can together help Panera grow into a significant national brand, Panera Bread is pleased to offer you the position of Senior Vice-President of Finance and Accounting, reporting to the Executive Vice President, Chief Financial/Administrative Officer, Bill Moreton. We would like this position to be effective on or before Monday, August 12, 2002.

Your salary for this position will be payable at the bi-weekly rate of $9,230.77 ($240,000 annually). Your next scheduled review, based on your performance and/or the profitability of the Company will be no later than April 1, 2003 and any applicable pay adjustments will be prorated based on your date of hire. In addition, it is our understanding that your compensation will include the following:

     o Consideration for 80,000 stock options, which vest to you over 5 years, and is subject to approval of the Board of Directors. The price per share will be based on the closing share price on the date of the next Board of Director's meeting following your start date.

     o You will be included in our 2002 Incentive Program. This program rewards you for the completion and quality of individually agreed upon objectives as well as the achievement of your business unit's financial goals and overall Company profitability. Your normal incentive target is 20% of your base rate (we refer to it as a "double" when you meet agreed upon expectations) with an upside potential of 40% ("homerun"-significantly exceeding expectations). For this plan year, you will be guaranteed a bonus of 20% of your base rate, prorated for your period of employment (August 12, 2002 - December 31, 2002). The payout will be approximately March 15, 2003. For the 2003 plan year, you will be guaranteed a 20% "double".

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          For all subsequent years, the incentive can be paid out in full or portion thereof, including 0% ("strike-out"), according to the company's financial performance and your individual performance. You must be employed with Panera on the date of payout in order to be eligible for the incentive payment. If the company strikes-out for the plan year, no incentive will be paid out. The plan design can be changed without notice.

     o    Car allowance of $5000 paid in bi-weekly increments of $192.31.

     o Upon acceptance of this offer letter, we will provide you with house-hunting trips before your start date to find temporary housing.

     o We will reimburse you up to $20,000 (therefore not taxable income to you) for all reasonable moving expenses associated with your relocation (moving expenses, temporary housing, mileage and associated meals). In order for reimbursement to be non-taxable for the move of your household goods, we will need to pay the mover directly. If you decide to use Panera's moving company, please advise us and they will be authorized to work with you on your move. Please keep any receipts for reasonable mileage and incidentals and we will reimburse you for those expenses, up to the total of $20,000 maximum. All receipts should be sent to the Support Center to the attention of Mark Shamalian, HR Generalist. In addition, you will receive a lump sum of $105,000 (taxable income to you), plus whatever you have not used of the $20,000 referenced above, which will be included on your W-2. By accepting this offer, you agree that you will reimburse Panera Bread a prorated portion of your relocation expenses if you voluntarily resign your employment with Panera Bread within two years of your start date.

     o A severance agreement to cover the involuntary termination of your employment by Panera Bread other than "for cause" will provide one (1) year of salary continuance at the annual base compensation rate plus car allowance and medical and/or dental benefits in effect at the time of termination. Incentive plan payments are not included as part of your severance agreement; however, if you are severed during your guaranteed incentive period, the guaranteed incentive will be prorated for the number of months you were employed with us. Upon severance, new options cease to be awarded on your last day worked and existing options cease to vest. Further, severance is paid out bi-weekly, mitigated by future employment and provided after a signed release from you. A document for your signature will follow to confirm this portion of your offer, which will include a non-compete clause.

As a full-time Panera Bread employee, you will be eligible to participate in all Panera Bread benefit plans. The waiting periods and premiums related to these benefits and specific information about plan content will be explained during the orientation process. Our benefit package is subject to ongoing review and modifications from time to time. You will receive an Employee Handbook at your benefits orientation, which will explain our vacation and holiday schedule. Panera Bread is a non-smoking work facility. If you have specific questions about our benefits, please contact Courtney Higgins at (314) 633-7318.

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Nothing in this letter is intended, or should be construed, to execute a contract for a definite term. Either you or the Company is free to terminate the employment relationship at any time.

This offer is also contingent on your ability to provide employment eligibility documentation as required by law. Please indicate your acceptance of this offer by signing and returning one original of this letter no later than Monday, July 22, 2002 after which time this offer will expire.

We believe that your background and experience will provide a solid foundation for success with Panera Bread. We are extremely enthusiastic about working with you. If you have any questions about the enclosed information, please let me know. Once again, Mark, we welcome you to Panera Bread and we look forward to your participation, energy, and contributions.

Sincerely,

/s/ Ron Shaich                         /s/ Bill Moreton
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Ron Shaich                             Bill Moreton
Chairman and CEO                       Executive Vice President, Chief
                                       Financial Officer

I have read and accepted the provisions as outlined above.

         7/22/02                               /s/ Mark Hood
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          Date                                   Mark Hood